FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Fourth Quarter and Fiscal Year 2018 Results

First to Achieve Carbon Neutral Flooring

Q4 Net Sales Up 27%; Q4 Organic Sales Up 2%
Q4 GAAP EPS $0.11; Q4 Adjusted EPS $0.41

FY Net Sales Up 18%; FY Organic Sales Up 7%
FY GAAP EPS $0.84; FY Adjusted EPS $1.49

ATLANTA – February 19, 2019 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the fourth quarter and fiscal year ended December 30, 2018.

“2018 was a great year for Interface and it provides solid momentum as we enter into 2019. We continue to deliver strong results, demonstrating that our value creation strategy is winning in the marketplace,” said Jay Gould, CEO of Interface. “2018’s full year organic sales were up 7% and adjusted EPS was $1.49. Q4 also ended strong with organic growth of 2% and adjusted EPS of $0.41. Our strategic investments in 2018, which included the nora acquisition, advancements in our manufacturing capabilities, and the transformation of our selling system, are successfully fueling growth. Building on a strong 2018 and an energizing kick-off to 2019, we are bringing momentum to the market and remain confident that we can continue to take share in carpet tile, LVT and rubber flooring. Looking forward over a four to six year time horizon, we will be planning and seeking to achieve gross profit margin of 42% and operating income margin of 15%.”

Gould added, “We continue to lead industry consistent with our mission – Climate Take Back™ – to create a climate fit for life. We took a strong step forward in achieving our mission in 2018 as we announced that all of our carpet tile and LVT products are carbon neutral at no additional cost to our customers through our industry-first Carbon Neutral Floors™ program. In 2019, we have expanded the program to include all nora® rubber flooring products. We are the only global flooring company and one of the few beyond our industry to offer every flooring product that we make or sell as carbon neutral across the entire product lifecycle. These financial and operational achievements are incredible milestones for Interface, and they continue to differentiate us, and propel us forward.”

“In addition to 2018’s operational and financial achievements, our balance sheet remains strong and allows us to continue funding our value creation strategy. At the end of 2018, total borrowings were $619 million, down from $649 million at the end of the third quarter,” said Bruce Hausmann, CFO of Interface.

Fourth Quarter 2018 Financial Summary

Sales: Fourth quarter net sales were $337 million, up 27% versus $266 million in the prior year period. Nora contributed $71 million of net sales in the quarter. Organic sales were up 2% year-over-year.

Operating Income: Fourth quarter operating income was $4 million, compared with $31 million in the prior year period. Fourth quarter adjusted operating income was $37 million, up 21% compared to $31 million in the prior year period.

As previously announced, the Company recorded a pre-tax restructuring and asset impairment charge in the fourth quarter of 2018 of $20.5 million. The charge was comprised of severance expenses ($10.8 million), impairment of assets ($8.5 million) and other items ($1.2 million).

Gross profit margin was 36.1% in the fourth quarter, which included $12 million of nora purchase accounting amortization. Adjusted gross profit margin was 39.6%, an increase of 140 basis points over the prior year period.

Fourth quarter SG&A expenses were $97 million, or 29% of sales, including $1 million of nora transaction expenses. Excluding transaction expenses, fourth quarter adjusted SG&A expenses were $96 million, or 28% of sales.

Net Income and EPS: The Company recorded net income in the fourth quarter of 2018 of $6 million, or $ 0.11 per diluted share, compared to fourth quarter 2017 net income of $4 million, or $0.07 per diluted share. Adjusted fourth quarter net income was $24 million, or $0.41 per diluted share, which represents a 28% increase in adjusted EPS year over year.

Adjusted EBITDA: In the fourth quarter of 2018, adjusted EBITDA was $54 million, or 16% of sales, up 32% compared to $41 million, or 15% of sales in the prior year period.

Fiscal Year 2018 Financial Results

Sales: Net sales in 2018 were $1.2 billion, up 18% compared with $996 million in 2017. Nora contributed $113 million of net sales in 2018. Organic sales grew 7% versus the prior year with solid growth in both carpet tile and LVT.

Operating Income: The Company reported operating income of $76 million in 2018 compared to $112 million in 2017. Adjusted operating income, which excludes nora purchase accounting amortization, nora transaction expenses, and restructuring and asset impairment charges, was $134 million in 2018, up 13% versus adjusted operating income of $119 million in 2017.

Net Income and EPS: The Company reported net income of $50 million, or $0.84 per share, in fiscal year 2018, compared with $53 million, or $0.86 per share, in 2017. Adjusted net income was $89 million for 2018 versus $73 million in the prior year. Adjusted EPS was $1.49 per share in 2018, up 26% versus $1.18 per share in 2017.

Adjusted EBITDA: Adjusted EBITDA was $186 million, or 16% of sales, in 2018 compared to $152 million, or 15% of sales, in the prior year.

Fiscal Year 2019 Outlook

Looking ahead to the full year of 2019, Interface is targeting to achieve:
•	Total net sales growth, including nora, of 16 – 18%
•	Organic sales growth from carpet and LVT of 2 – 4%
•	Adjusted gross profit margin of 40 – 40.5%
•	Adjusted SG&A expenses of 28 – 28.5% as a percentage of net sales

Full year Company interest and other expenses are projected to be $28 million to $29 million, and the effective tax rate is anticipated to be approximately 28%. Capital expenditures for the full year are forecasted to be $65 million to $75 million.

Based on prior year comparables and planned investments in the first quarter of 2019, the Company anticipates adjusted EPS in the first quarter of 2019 to be down compared to the first quarter of 2018 by approximately 13 to 16 cents, with stronger adjusted operating income and double digit adjusted EPS growth percentage in the second, third and fourth quarters.

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, February 20, at 9:00 a.m. Eastern Time, to discuss its fourth quarter and fiscal year 2018 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at: https://event.on24.com/wcc/r/1897864/4407F9679F1A15CDBF8D25A011D1E02D, or through the Company's website at: http://investors.interface.com.
The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income, organic sales and organic sales growth, adjusted SG&A expenses, and adjusted EBITDA as additional information regarding its actual and projected operating results in this press release. These measures are not in accordance with – or alternatives to – GAAP, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, adjusted SG&A expenses, and adjusted operating income exclude nora acquisition transaction related expenses and restructuring and asset impairment charges. Organic sales and organic sales growth exclude nora sales, the impact of foreign currency fluctuations, and Interface's exit from its FLOR specialty retail stores. Adjusted EBITDA is GAAP net income excluding interest expense, taxes on income, depreciation and amortization, restructuring and asset impairment charges incurred in Q1 2017 and Q4 2018, stock compensation amortization, and nora transaction related expenses such as purchase price accounting amortization, transaction, and transaction related other expenses. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, and our FLOR® brand at FLOR.com.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements include, without limitation, information under the heading “Fiscal Year 2019 Outlook” in this news release, and any expectations regarding the effect of the nora acquisition on the Company’s results.  Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “project,” “estimate,” “target,” “will” and similar expressions. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including: the risk that the Company may have overestimated the future contribution of the nora business to the Company’s combined results; risks related to integration of the combined businesses; risks related to the increased indebtedness the Company incurred to complete the acquisition; risks related to the increased reliance on international business the Company will experience; and risks and uncertainties associated with economic conditions in the commercial interiors industry.

Additional risks and uncertainties that may cause actual results to differ materially from those predicted in forward-looking statements also include, but are not limited to, the discussion of specific risks and uncertainties under the subheading “If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected” in “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2018, as well as the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017: “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings”; “We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business or on product design”; “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely”; “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations”; “Concerns regarding the European sovereign debt and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, the potential dissolution of the euro entirely, or the U.K. exiting the European Union, could adversely affect our business, results of operations or financial condition”; “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers”; “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us”; “We have a significant amount of indebtedness, which could have important negative consequences to us”; “The market price of our common stock has been volatile and the value of your investment may decline”; “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets”; “Changes to our facilities could disrupt our operations”; “Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events”; and “Disruptions to or failures of our information technology systems could adversely effect on our business.”

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Twelve Months Ended
Unaudited (in thousands, except per share data)	12/30/18	12/31/17	12/30/18	12/31/17

Net Sales	$337,059	$266,210	$1,179,573	$996,443
Cost of Sales	215,377	164,432	755,216	610,422
Gross Profit	121,682	101,778	424,357	386,021
Selling, General & Administrative Expenses	97,250	70,818	327,449	267,151
Restructuring and Asset Impairment Charges	20,529	--	20,529	7,299
Operating Income	3,903	30,960	76,379	111,571
Interest Expense	6,229	1,978	15,436	7,128
Other Expense (Income), Net	602	761	5,952	3,904
Income Before Taxes	(2,928)	28,221	54,991	100,539
Income Tax Expense (Benefit)	(9,323)	23,899	4,738	47,293
Net Income	$6,395	$4,322	$50,253	$53,246

Earnings Per Share – Basic	$0.11	$0.07	$0.84	$0.86

Earnings Per Share – Diluted	$0.11	$0.07	$0.84	$0.86

Common Shares Outstanding – Basic	59,514	60,073	59,544	61,996
Common Shares Outstanding – Diluted	59,531	60,122	59,566	62,040

Consolidated Condensed Balance Sheets
(in thousands)	12/30/18	12/31/17
Assets

Cash	$80,989	$87,037
Accounts Receivable	179,004	142,808
Inventory	258,657	177,935
Other Current Assets	40,229	23,087
Total Current Assets	558,879	430,867
Property, Plant & Equipment	292,888	212,645
Goodwill and Intangible Assets	343,542	68,754
Other Assets	89,335	88,334
Total Assets	$1,284,644	$800,600

Liabilities
Accounts Payable	66,301	50,672
Accrued Liabilities	125,971	110,974
Current Portion of Long-Term Debt	31,315	15,000
Total Current Liabilities	223,587	176,646
Long-Term Debt	587,266	214,928
Other Long-Term Liabilities	119,128	78,935
Total Liabilities	929,981	470,509
Shareholders’ Equity	354,663	330,091
Total Liabilities and Shareholders’ Equity	$1,284,644	$800,600

Consolidated Condensed Statements of Cash Flows	Twelve Months Ended
(in thousands)	12/30/18	12/31/17

Net Income	$50,253	$53,246
Depreciation and Amortization	39,084	30,261
Stock Compensation Amortization	14,496	7,247
Asset Impairment Charge	8,569	--
US Tax Act Expenses (Benefit)	(6,739)	15,174
Amortization of Acquired Intangible Assets	32,053	--
Bad Debt Expense	222	219
Deferred Income Taxes and Other Items	(11,710)	8,154
Change in Working Capital
Accounts Receivable	(10,113)	(10,313)
Inventories	(18,784)	(13,629)
Prepaids and Other Current Assets	(15,501)	1,019
Accounts Payable and Accrued Expenses	9,937	11,975
Cash Provided by Operating Activities	91,767	103,353
Cash Used in Investing Activities	(455,685)	(31,088)
Cash Provided by (Used in) Financing Activities	361,526	(156,983)
Effect of Exchange Rate Changes on Cash	(3,656)	6,083
Net Increase (Decrease) in Cash	$(6,048)	$(78,635)

The proforma nora adjusted EBITDA information for the period 1/1/2018 – 8/7/2018 is intended to give the reader an understanding of the performance of nora for 2018 when it was not owned by Interface, so as to estimate the adjusted proforma EBITDA for the combined organization for the entire year of 2018. The pro forma combined financial information does not necessarily reflect what the combined company’s adjusted EBITDA would have been had Interface owned nora as of the first day of 2018. This information may not be useful in predicting the future adjusted EBITDA of the combined company. The actual adjusted EBITDA may differ significantly from the pro forma amounts reflected herein.   This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures
(in millions, except per share amounts)

Fourth Quarter 2018	Fourth Quarter 2017	2018	2017
Net Sales as Reported (GAAP)	$ 337.1	$ 266.2	$ 1,179.6	$ 996.4
Impact of Changes in Currency	4.6	--	(8.4)	--
nora net sales	(71.4)	--	(112.6)	--
Specialty Retail Sales	--	--	--	(4.7)
Organic Sales	$ 270.3	$ 266.2	$ 1,058.6	$ 991.7

	Fourth Quarter 2018	2018	2017
Operating Income as Reported (GAAP)	$ 3.9	$ 76.4	$ 111.6
Purchase Accounting Amortization	11.8	32.1	--
Transaction Related Expenses	1.2	5.3	--
Restructuring and Asset Impairment Charges	20.5	20.5	7.3
Adjusted Operating Income	$ 37.4	$ 134.3	$ 118.9

	Fourth Quarter 2018	2018
Gross Profit as Reported (GAAP)	$ 121.7	$ 424.4
Purchase Accounting Amortization	11.8	32.1
Adjusted Gross Profit	$ 133.5	$ 456.5

	Fourth Quarter 2018	2018
Selling, General and Administrative Expenses as Reported (GAAP)	$ 97.2	$ 327.5
Transaction Related Expenses	(1.2)	(5.3)
Adjusted Selling, General and Administrative Expenses	$ 96.0	$ 322.2

	Fourth Quarter 2018	Fourth Quarter 2017	2018	2017
Net Income as Reported (GAAP)	$ 6.4	$ 4.3	$ 50.3	$ 53.2
Purchase Accounting Amortization (after tax impact of $3.4 million QTD and $9.3 million YTD)	8.4	--	22.7	--
Transaction Related Expenses (after tax impact of $0.3 million in QTD and $2.1 million YTD)	1.0	--	7.4	--
Tax Act Expense (Benefit)	(6.7)	15.2	(6.7)	15.2
Restructuring and Asset Impairment Charges (after tax impact of $5.2 million in both QTD and YTD)	15.3	--	15.3	4.7
Adjusted Net Income	$ 24.4	$ 19.5	$ 89.0	$ 73.1

	Fourth Quarter 2018	Fourth Quarter 2017	2018	2017
Diluted Earnings per Share as Reported (GAAP)	$ 0.11	$ 0.07	$ 0.84	$ 0.86
Purchase Accounting Amortization (after tax impact of $3.4 million QTD and $9.3 million YTD)	0.14	--	0.38	--
Transaction Related Expenses (after tax impact of $0.3 million in QTD and $2.1 million YTD)	0.02	--	0.12	--
Tax Act Expense (Benefit)	(0.11)	0.25	(0.11)	0.25
Restructuring and Asset Impairment Charges (after tax impact of $5.2 million in both QTD and YTD)	0.26	--	0.26	0.08
Adjusted Diluted Earnings per Share	$ 0.41	$ 0.32	$ 1.49	$ 1.18

	Fourth Quarter 2018	Fourth Quarter 2017	2018	2017
Net Income (loss) (GAAP)	$ 6.4	$ 4.3	$ 50.3	$ 53.2
Income Tax Expense (Benefit)	(9.3)	23.9	4.7	47.3
Transaction Costs in Other Expense	-	-	4.2	-
Interest Expense	6.2	2.0	15.4	7.1
Depreciation and Amortization	12.0	8.1	39.1	30.3
Stock Compensation Amortization	5.3	2.8	14.5	7.2
Transaction Related Expenses	1.2	-	5.3	-
Purchase Accounting Amortization	11.8	-	32.1	-
Restructuring and Asset Impairment Charges	20.5	-	20.5	7.3
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)	$ 54.1	$ 41.1	$ 186.1	$ 152.4

	For the Period 1/1/2018 - 8/7/2018
Proforma nora Net Income prior to Interface Ownership	$ 2.3
Proforma nora taxes on income prior to Interface Ownership	(0.4)
Proforma nora interest expense prior to Interface Ownership	6.7
Proforma nora Depreciation and Amortization prior to Interface Ownership	8.4
Proforma nora other non-recurring charges prior to Interface Ownership	6.7
Proforma nora Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA) for Period 1/1/2018 - 8/7/2018	$ 23.7
Proforma 2018 Interface + nora (pre-acquisition) Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)	**$ 209.8**

	As of December 30, 2018
Total Debt	**$ 618.6**
Total Cash on Hand	**(81.0)**
Total Debt, Net of Cash on Hand (Net Debt)	$ 537.6

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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